Exhibit 3.258

ARTICLES OF ORGANIZATION FOR

THE NATIONAL DEAF ACADEMY, LLC,

A FLORIDA LIMITED LIABILITY COMPANY

ARTICLE I

NAME

The name of the Limited Liability Company is THE NATIONAL DEAF ACADEMY, LLC.

ARTICLE II

ADDRESS

The mailing address and street address of the principal office of the Limited Liability Company is 152 Lincoln Avenue, Winter Park, Florida 32789.

ARTICLE III

DURATION

The period of duration for the Limited Liability Company shall be perpetual.

ARTICLE IV

MANAGEMENT

The Limited Liability Company is to be managed by its members, and the names and addresses of the members are:

Zeus Enterprises, LLC	152 Lincoln Avenue
Winter Park, Florida 32789

Elena Enterprises, LLC	655 5th Avenue North
Safety Harbor, Florida 34695

ARTICLE V

INITIAL REGISTERED OFFICE AND AGENT

The address of the initial Registered Office of the Limited Liability Company is 1650 Park Avenue North, Maitland, Florida 32751 and the initial Registered Agent at such address is Alan M. Cohen.

IN WITNESS WHEREOF, the undersigned members affirm that, under penalties of perjury, the facts stated herein are true, and the undersigned members have executed these Articles of Organization this 20th day of     June                ,2000.

ZEUS ENDEAVORS, LLC

Dr. Alan M. Cohen, Managing Member

ELENA ENTERPRISES, LLC

Jennifer Tresh, Managing Member